UNITED FINANCIAL BANKING COMPANIES, INC.

Exhibit 99

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors

United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheets of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ BROWN, DAKES, WANNALL & MAXFIELD, P.C.
Brown, Dakes, Wannall & Maxfield, P.C.
Fairfax, Virginia
February 18, 2003